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                                                             EXHIBIT (h)(52)(a)

              RULE 22c-2 SHAREHOLDER INFORMATION ACCESS AGREEMENT
                      (NEUBERGER BERMAN FAMILY OF FUNDS)

   This Agreement is entered into as of April 16, 2007 by and between Neuberger Berman Management Inc. ("NBMI") and the undersigned intermediary
("Intermediary").

   WHEREAS, NBMI is the principal underwriter and adviser of registered investment companies and their separately designated series (each such series or series hereinafter established referred to herein as the "Fund") - the term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940, as amended (the "1940 Act")/1/;

   WHEREAS, Intermediary is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund ("Fund shares") in nominee name;
(ii) in the case of a participant-directed employee benefit ("Plan") that owns Fund shares, (a) a retirement plan administrator under the Employee Retirement Income Security Act of 1974, as amended, or (b) any entity that maintains the Plan's participant records; or (iii) an insurance company separate account;

   WHEREAS, Intermediary provides services to clients who maintain an interest in Fund shares held by the Intermediary in an account with the Fund as (i) the beneficial owner of Fund shares, whether the shares are held directly or by Intermediary in nominee name; or (ii) with respect to retirement and other types of employee benefit plans, the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Fund shares; or (iii) with respect to insurance companies, the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary (a "Variable Contract"). Each type of client identified in clauses (i), (ii), or
(iii) herein shall be referred to herein as a "Shareholder;"

   WHEREAS, the term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Variable Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within Variable Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs;
(ii) pursuant to a Variable Contract death benefit; (iii) one-time step-up in Variable Contract value pursuant to a Variable Contract death benefit;
(iv) allocation of assets to a Fund through a Variable Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Variable Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

   WHEREAS, the term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Variable Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset

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/1/  As defined in SEC Rule 22c-2(b), the term "excepted Fund" means any:
     (1) money market Fund; (2) Fund that issues securities that are listed on a national exchange; and (3) Fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the Fund permits short-term trading of its securities and that such trading may result in additional costs for the Fund.

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allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Contract; (iii) within a Variable Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Contract; or (iv) as a result of payment of a death benefit from a Variable Contract.

   WHEREAS, NBMI and Intermediary have entered into a dealer agreement, services agreement and/or fund participation agreement (the "Dealer/Services Agreement"), pursuant to which Intermediary has agreed to solicit orders for Fund shares and/or provide services with respect to the Fund;

   WHEREAS, Intermediary is a "financial intermediary" within the meaning of Rule 22c-2 of the 1940 Act, and directly submits orders on behalf of investors in one or more Funds to purchase or redeem Fund shares;

   WHEREAS, pursuant to Rule 22c-2 under the 1940 Act ("Rule 22c-2"), the parties wish to enter into an agreement under which Intermediary agrees to provide NBMI and the Fund with Shareholder identification and transaction information in order to identify and preclude activity that may violate NBMI's or a Fund's policies ("Trading Policies") established for the purpose of eliminating or reducing any dilution of the value of Fund shares, including restrictions on frequent trading of Fund shares that NBMI otherwise may deem disruptive to the Fund and any policy to ensure appropriate administration of a redemption fee, if any, established by the Fund;

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, and intending to be legally bound hereby, NBMI and Intermediary hereby agree as follows:

1. Shareholder Information

   1.1 Agreement to Provide Information. Intermediary agrees to cooperate with the Fund's and NBMI's efforts to identify Shareholder transaction activity that may violate the Trading Policies. To that end, Intermediary agrees to respond promptly to NBMI's requests regarding Shareholder transaction activity in an account held by or through the Intermediary. In response to such requests, Intermediary shall provide the taxpayer identification number ("TIN"), the Individual Taxpayer Identification ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Fund shares held through an account maintained by the Intermediary during the period covered by the request. With respect to information pertaining to Variable Contracts and unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

        Shareholder Information requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement.

        Written information requests must be received via overnight mail, and any timing requirements will start from the date of Intermediary's receipt of the request.

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   1.2  Period Covered by Request. In each request, NBMI shall set forth a specific period, not to exceed 180 days from the date of the request, for which it seeks transaction information and which shall cover a period ending no earlier than 10 business days preceding Intermediary's receipt of the written request. NBMI may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with the Trading Policies.

   1.3 Form and Timing of Response. Intermediary agrees to transmit all requested information that is on its books and records to NBMI and the Fund or their designee promptly, but in any event not later than ten
        (10) business days, after receipt of a request. If the requested information is not on Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to NBMI and the Fund the requested information with respect to Shareholders who hold an account with an indirect intermediary; or (ii) if directed by NBMI, prohibit further purchases of Fund shares from such indirect intermediary. In such instance, Intermediary agrees to inform NBMI whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to NBMI and the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2(c)(5)(iii) under the 1940 Act or as "indirect intermediary" is subsequently defined in any amendment to Rule 22c-2.

   1.4 Limitations on Use of Information. NBMI agrees not to use the information received pursuant to this Agreement for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws, including, but not limited to marketing or any other similar purpose without the prior written consent of Intermediary.

2. Restricting Trading.

   2.1 Agreement to Restrict Trading. Intermediary agrees to execute written instructions from NBMI to restrict or prohibit further purchases or exchanges of or into Fund shares by a Shareholder that has been identified by NBMI as having engaged in transactions of Fund shares (directly or indirectly through Intermediary's (or indirect intermediary's) account) that violate the Trading Policies. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder Initiated Transfer Purchases or Shareholder Initiated Transfer Redemptions (pertaining to Variable Contracts) that are effected directly or indirectly through the Intermediary.

        Restriction of Trading requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement.

   2.2 Form of Instructions. In the instructions, NBMI shall include the Shareholder's TIN, if known, and the specific restriction(s) to be executed. If NBMI does not know the TIN, NBMI shall include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                                      3

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   2.3  Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by Intermediary.

   2.4 Confirmation by Intermediary. Intermediary must provide written confirmation to NBMI that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than fifteen (15) business days after the instructions have been executed.

3. Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery or registered or certified mail, postage prepaid, or by telecopier confirmed in writing within three
   (3) business days, unless otherwise indicated herein, as follows:

            (a) If to NBMI or the Fund:

            Neuberger Berman Management Inc.
            Neuberger Berman Funds
            605 Third Avenue - 2nd Floor
            New York, NY 10158-0180
            Attention:  Peter Sundman, President, NBMI
                        Chairman and Chief Executive Officer,
                        Neuberger Berman Funds

            cc:         Margo Rappoport
            telephone:  (646) 497-4671
            telecopier: (212) 476-5781
            email:      mrappoport@nb.com

            (b) If to Intermediary, to the address set forth in Appendix A to this Agreement.

   Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery or when deposited in the mail addressed as set forth above.

4. Applicability to Affiliates. The Intermediary acknowledges and agrees that the Intermediary has identified and/or will identify to NBMI all persons affiliated with the Intermediary and known to the Intermediary who meet the definition of "Applicable Intermediary" as set forth in Section 4 herein. The term "Applicable Intermediary" shall mean an affiliate of Intermediary that is (i) any broker, dealer, bank or other entity that holds securities of record issued by a Fund in nominee name; and (ii) in the case of a participant-directed employee benefit plan that owns securities issued by a Fund, (1) a retirement plan administrator under the Employee Retirement Income Security Act of 1974, or (2) any entity that maintains the plan's participant records. In the event that any such person is not so identified, such person shall be deemed to be subject to the terms and conditions of this Agreement until such person has entered into a separate agreement with NBMI.

5. Amendments. NBMI may unilaterally modify this Agreement with sixty (60) days written notice to Intermediary to comport with the requirements of applicable law, any amendments to Rule 22c-2 and any interpretation by the Staff of the Securities and Exchange Commission. The first order placed by Intermediary subsequent to the receipt of such notice shall be deemed acceptance by Intermediary of the modification to the Agreement described in such notice.

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   Except as set forth in this Section 5, this Agreement may not be amended without written consent by the parties hereto.

6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

7. Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party. Notwithstanding the foregoing, this Agreement shall be deemed assigned to the extent the Dealer/Services Agreement is deemed assigned.

8. Dealer/Services Agreement. To the extent that the provisions of this Agreement and the provisions of the Dealer/Services Agreement are in conflict, the provisions of this Agreement shall control with respect to the subject matter of this Agreement. Termination of this Agreement by either party shall not automatically result in a termination of the Dealer/Services Agreement. This Agreement shall terminate upon termination of the Dealer/Services Agreement.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

10.Third-Party Beneficiaries. As permitted by Rule 22c-2, NBMI is entering into this Agreement on the Fund's behalf. Any requests from NBMI for information or instructions from NBMI to restrict or prohibit further purchases or exchanges of Fund shares are made by NBMI on Fund's behalf. The Fund shall have the right to enforce all terms and provisions of this Agreement against any and all parties hereto and or otherwise involved in the activities contemplated herein.

11.Force Majeure. Either the Fund or the Intermediary is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall, if physically possible, promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

12.Right to Suspend Trading by Intermediary. The Fund may, in its discretion, suspend or cease offering Fund shares for purchase through the Intermediary if the Intermediary fails to satisfy its obligations under this Agreement.

13.Best Efforts and Good Faith. Both Parties mutually agree to act in good faith, utilizing their best efforts to timely and effectively execute the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

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   In all other respects, this Agreement is controlled by the Participation
   Agreement between the Parties.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

NEUBERGER BERMAN MANAGEMENT INC.

By:
       ------------------------------
Name:
Title:

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:                                    Attest:
       ------------------------------          ------------------------------
Name:                                  Name:
       ------------------------------          ------------------------------
Title:                                 Title:
       ------------------------------          ------------------------------
                                       (Seal)

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:                                    Attest:
       ------------------------------          ------------------------------
Name:                                  Name:
       ------------------------------          ------------------------------
Title:                                 Title:
       ------------------------------          ------------------------------
                                       (Seal)

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

By:                                    Attest:
       ------------------------------          ------------------------------
Name:                                  Name:
       ------------------------------          ------------------------------
Title:                                 Title:
       ------------------------------          ------------------------------
                                       (Seal)

                                      6

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AIG LIFE INSURANCE COMPANY

By:                                    Attest:
       ------------------------------          ------------------------------
Name:                                  Name:
       ------------------------------          ------------------------------
Title:                                 Title:
       ------------------------------          ------------------------------
                                       (Seal)

                                      7

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                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

   Jennifer Powell
   Senior Counsel
   AIG American General
   2929 Allen Parkway, A30-25
   Houston, TX 77019
   (713) 831-4954

and to:

   Michael McArthur
   Variable Products Accounting
   AIG American General
   2727-A Allen Parkway
   Houston, TX 77019
   (713) 831-3504

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Market Timing

   The Policies are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

    . dilution in value of Fund shares underlying investment options of other Policy Owners;

    .  interference with the efficient management of the Fund's portfolio; and

    .  increased administrative costs.

   We have policies and procedures that require us to monitor the Policies to determine if a Policy Owner requests:

    . an exchange out of a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange into that same variable investment option;

    . an exchange into a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange out of that same variable investment option; or

    . exchanges into or out of the same variable investment option, other than the money market investment option, more than twice in any one calendar quarter.

   If any of the above transactions occurs, we will suspend such Policy Owner's same day or overnight delivery transfer privileges (including website, e-mail and facsimile communications) with prior notice to prevent market timing efforts that could be harmful to other Policy Owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Policy Owner's first violation of this policy will result in the suspension of Policy transfer privileges for ninety days. A Policy Owner's subsequent violations of this policy will result in the suspension of Policy transfer privileges for six months. Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

   The procedures above will be followed in all circumstances and we will treat all Policy Owners the same.

   In addition, Policy Owners incur a $25 charge for each transfer in excess of 12 each Policy year.

Restrictions Initiated By the Funds

   The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Policy Owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers by a particular Policy Owner, whether into or out of the Fund. We will follow the Fund's instructions.

   Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.

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